Exhibit 99(a)


                     BAX Global Expects Lower
                 First Quarter Operating Profits

     Richmond, VA -- March 30, 1998 -- The Pittston Burlington Group (NYSE: PZX) announced today that its BAX Global operating unit is expected to report modest segment operating profits in the first quarter ending March 31, 1998, compared to segment operating profits of $10.8 million in last year's first quarter. As a result, Pittston Burlington Group expects to report a first quarter loss of approximately $.05 to $.15 per share.

     Profitability in BAX Global's domestic operations is being impacted by, among other things, sluggish domestic air freight markets which have resulted in lower than expected shipment volume. In addition, domestic transportation costs in the quarter are continuing at higher levels, due in part to efforts to enhance service levels. Transportation costs have also been impacted by service disruptions caused mainly by equipment problems which have been largely resolved.

     International revenues and operating profits are continuing to grow at an attractive rate. While both domestic and international market conditions are generally improving in March, the international trend has been more favorable than the domestic.

     As more details of the previously announced BAX Process Innovation (BPI) program and Year 2000 initiatives are developed, and as a result of integrating BPI into BAX Global's continuous improvement program, the overall cost for information technology systems will be reduced from previous estimates. BAX Global's information technology expenditures, which will include substantial improvements to information systems, usual recurring capital costs and spending for Year 2000 compliance initiatives, are now currently estimated at approximately $60 million per year for 1998 and 1999, approximately two-thirds of which will be capitalized.

     BAX Global's results are expected to improve during the balance of 1998 as revenues increase during the seasonally stronger months and transportation costs are brought more in line with revenues. Michael T. Dan, President and CEO of The Pittston Company, stated "BAX Global's highest priorities in 1998 are to continue to enhance its service quality and to improve information technology and financial performance. We are confident that as various improvement efforts are implemented, BAX Global will further strengthen its quality of service and provide improved returns for shareholders."

     As previously reported, BAX Global has signed an agreement to acquire, subject to regulatory and judicial approvals and other conditions to closing, the privately held Air Transport International LLC ("ATI"). The ATI acquisition is part of BAX Global's strategy to improve the quality of its service offerings for its customers by increasing its control over flight operations. ATI is a U.S. - based airline which operates a certificated fleet of DC-8 aircraft providing services to BAX Global and other customers.

     First quarter 1998 financial results will be released during the week of April 27, 1998.

     This release contains both historical and forward looking information. Statements regarding the expected outcome of 1998 first quarter and full year results, BPI and information technology capital investment projections, and the expected benefits from the ATI acquisition and BAX Global's continuous improvement program on financial results involve forward looking information which is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those which are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of the Burlington Group and The Pittston Company, include, but are not limited to, overall economic and business conditions, the demand for the BAX Global's services, pricing and other competitive factors in the industry, new government regulations, variations in costs or expenses, the consummation and successful integration of the ATI acquisition, changes in the scope of BPI and Year 2000 initiatives, delays or problems in the implementation of Year 2000 initiatives by the Burlington Group and/or its suppliers and customers, and delays or problems in the design and implementation of BPI.
                       * * * * * * * * * *

     Pittston Burlington Group Common Stock (NYSE-PZX), Pittston Brink's Group Common Stock (NYSE-PZB) and Pittston Minerals Group Common Stock (NYSE-PZM) represent the three classes of common stock of The Pittston Company, a diversified company with interests in global freight transportation and logistics management services through BAX Global Inc. (Pittston Burlington Group), security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group), and in mining and minerals exploration through Pittston Coal Company and Pittston Mineral Ventures (Pittston Minerals Group).